UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2015

RSP PERMIAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36264	90-1022997
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3141 Hood Street, Suite 500
Dallas, Texas 75219

(Address of Principal Executive Offices)

(Zip Code)

(214) 252-2700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On October 7, 2015, RSP Permian, Inc. (the “Company”) issued a news release regarding a potential acquisition and production update.  A copy of the news release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2. of Form 8-K, the information furnished in this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01      Other Events.

Acquisitions

In August and September 2015, in a series of acquisitions, the Company acquired approximately 6,600 net surface acres, or approximately 32,000 net effective horizontal acres, with average production of approximately 1.6 MBoe/d for the three months ended June 30, 2015 and 191 net horizontal locations for approximately $313.0 million.

On October 6, 2015, the Company signed a letter of intent to acquire undeveloped acreage and oil and natural gas producing properties in the core of the Midland Basin from Wolfberry Partners Resources LLC, a Texas limited liability company, for an approximate aggregate purchase price of $137.0 million in cash (subject to certain customary purchase price adjustments) (the “Possible Acquisition”), $60.0 million of which would be payable upon the consummation of the acquisition and the remainder of which would be payable within nine months thereafter and would bear interest at the greater of 2.1% per annum or LIBOR plus 1.5%. The Possible Acquisition includes approximately 4,100 net surface acres, or approximately 15,000 net effective horizontal acres, with average production of approximately 1.9 MBoe/d in August 2015, 86 net horizontal locations in five zones with average lateral length of approximately 8,100 feet and 25 producing wells (four horizontal wells in four zones and 21 vertical wells). These properties are 100% operated by an affiliate of Wolfberry Partners Resources LLC and are largely contiguous, allowing for drilling longer laterals and efficient infrastructure development. Ted Collins, Jr. owns approximately 40.9% of Wolfberry Partners Resources LLC, and Michael W. Wallace, through Wallace Family Partnership, LP, owns approximately 30.7% of Wolfberry Partners Resources LLC. Messrs. Collins and Wallace are also members of the Company’s board of directors and two of the Company’s three largest stockholders, currently beneficially owning approximately 22.9% of the Company’s common stock in the aggregate. Due to the related party nature of the Possible Acquisition, the disinterested members of the Company’s board of directors are evaluating the Possible Acquisition, and these members have hired an investment banking advisory firm to advise them and render an opinion as to the fairness of this acquisition. If a definitive purchase and sale agreement is ultimately reached, the Company currently expects to consummate the Possible Acquisition in the first half of the fourth quarter of 2015, and the Company expects to fund this acquisition with cash on hand, borrowings under the Company’s revolving credit facility and a portion of the net proceeds from this offering. However, there can be no assurances that an agreement for the Possible Acquisition will be reached on the terms described herein or at all. This offering is not conditioned on the consummation of the Possible Acquisition.

Production Update

The Company’s average net daily production for the third quarter of 2015 was 23,500-24,000 Boe/d (approximately 75% oil), a 110%-114% increase over the Company’s average net daily production for the third quarter of 2014, which was 11,217 Boe/d, and an 18%-21% sequential quarterly growth rate over the Company’s average net daily production for the second quarter of 2015, which was 19,879 Boe/d, and.

Based on continued strong well performance and successful spacing pilots, the Company has increased its internal estimates for type curves and estimated ultimate recovery for wells drilled in the Middle Spraberry, Lower Spraberry and Wolfcamp A zones above those reviewed by its independent reserve engineers at December 31, 2014.

Item 9.01              Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

99.1	News Release, dated October 7, 2015, titled “RSP Permian, Inc. Announces Potential Midland Basin Acquisition and Production Update.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RSP PERMIAN, INC.

By:	/s/ James E. Mutrie
James E. Mutrie
General Counsel and Vice President

Dated:  October 7, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	News Release, dated October 7, 2015, titled “RSP Permian, Inc. Announces Potential Midland Basin Acquisition and Production Update.”